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                                                                   EXHIBIT 3.5




                           CERTIFICATE OF AMENDMENT
                                      TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          GALVESTON'S STEAKHOUSE CORP.


    GALVESTON'S STEAKHOUSE CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

    DOES HEREBY CERTIFY:

    FIRST: That the Restated Certificate of Incorporation is hereby amended by the addition a new paragraph to the end of Article Fourth, to read as follows:

    "At the effective time of this amendment to the Restated Certificate of Incorporation, each 3.671 shares of outstanding Common Stock shall be automatically combined into one (1) share of Common Stock (the "Reverse Stock Split"), with the number of shares of Common Stock held by each stockholder being rounded up to the next whole number of shares in any case where the operation of the Reverse Stock Split otherwise would result in the holding of a fractional share."

    SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, said GALVESTON'S STEAKHOUSE CORP. has caused this Certificate to be signed by Richard M. Lee, its Chief Executive Officer, and attested to by Hiram J. Woo, its Secretary this 11th day of August, 1997.


                                      GALVESTON'S STEAKHOUSE CORP.

                                      By: _____________________________
                                          Richard M. Lee
                                          Chief Executive Officer

CORPORATE SEAL

ATTEST:

By: _________________________
    Hiram J. Woo
    Secretary